Exhibit 2.3

EXECUTION VERSION

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2, dated as of December 29, 2014 (this “Amendment”), to the Agreement and Plan of Merger, dated as of October 17, 2014, as amended December 23, 2014 (the “Reorg Merger Agreement”), is made by and among Walgreen Co., an Illinois corporation (the “Company”), Ontario Merger Sub, Inc., an Illinois corporation and indirect wholly owned subsidiary of the Company and direct wholly owned subsidiary of HoldCo (“Merger Sub”) (the Company and Merger Sub, when referred to individually, each a “Constituent Corporation” and when referred to collectively, “Constituent Corporations”), and Walgreens Boots Alliance, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”).

WITNESSETH:

WHEREAS, the Company, Merger Sub, and HoldCo have entered into the Reorg Merger Agreement and Amendment No. 1 thereto; and

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 7.01 of the Reorg Merger Agreement, the Company, Merger Sub, and HoldCo desire to correct certain typographical and clerical errors by entering into, and as set forth in, this Amendment.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties have agreed as follows:

1.            Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Reorg Merger Agreement are and shall continue to be in full force and effect.

2.            Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Reorg Merger Agreement unless otherwise indicated.

3.            Modifications to the Reorg Merger Agreement.

(a)         Effectively immediately, Section 1.01(b) of the Reorg Merger Agreement is hereby amended by replacing the words “par value $0.01 per share” with the words “no par value”.

(b)         Effectively immediately, Section 7.01 of the Reorg Merger Agreement is hereby amended by replacing the words “the Effective Time” with the words “the filing of the Articles of Merger with the Secretary of State”.

(c)         Effective immediately, the first sentence of Section 7.02 of the Reorg Merger Agreement is hereby amended by replacing the words “the Effective Time” with the words “the filing of the Articles of Merger with the Secretary of State”.

(d)         Effective immediately, the second sentence of Section 7.02 of the Reorg Merger Agreement is hereby amended by replacing the words “the Effective Time” with the words “the filing of the Articles of Merger with the Secretary of State”.

4.            Miscellaneous. The provisions of Article VIII of the Reorg Merger Agreement shall apply mutatis mutandis to this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment is hereby executed on behalf of each Constituent Corporation and on behalf of HoldCo by a duly authorized officer thereof as of the date specified above.

WALGREEN CO.

By:	/s/Thomas J. Sabatino, Jr.

Name: Thomas J. Sabatino, Jr.
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Thomas J. Sabatino, Jr.

Name: Thomas J. Sabatino, Jr.
Title: Vice President & Secretary

ONTARIO MERGER SUB, INC.

By:	/s/ Thomas J. Sabatino, Jr.

Name: Thomas J. Sabatino, Jr.
Title: Vice President & Secretary

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]